BMC Stock Holdings, Inc. Announces Record 2020 First Quarter Results
Double-digit Net Sales Growth Driven by Strong Growth in Value-Added Product Categories

Processes in Place to Help Protect the Health and Safety of BMC Associates and Their Families

Raleigh, NC - May 5, 2020 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the nation’s leading providers of diversified building materials and solutions to new construction builders and professional remodelers in the U.S., today announced its financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights

•
Net sales increased 11.6% to $920.9 million primarily driven by growth from acquisitions of 6.0%, core organic growth of 5.3%, and growth of 1.7% due to an extra selling day, offset by price deflation of 0.7% and the impact of a closed location of 0.7%

•	Gross profit increased 9.7% to $237.1 million

•	Net income increased 8.3% to $22.0 million

•	Adjusted EBITDA[1] improved by 12.1% to $61.0 million

•	Adjusted EBITDA margin[1] of 6.6%

•	Diluted earnings per share (EPS) increased 10.0% to $0.33

•	Adjusted EPS[1] increased 8.1% to $0.40

•	Total liquidity was approximately $501.1 million, which included $282.8 million of cash; with no significant debt maturities until 2024

“During this unprecedented time, our thoughts and prayers are with all of those affected by the COVID-19 pandemic and we offer our thanks and appreciation to our nation’s healthcare workers and first responders who have been on the front lines of this battle since it started.  I’d also like to thank all of our associates who have been working diligently to take care of each other and our customers,” said Dave Flitman, President and CEO of BMC.

“We were very pleased with our first quarter results, which exceeded our expectations and capitalized on a strong pipeline of construction activity and continued momentum in our value-added products and services.  However, due to the COVID-19 pandemic, our focus quickly turned to the safety and well-being of our associates and their families while meeting the critical product and service needs of our customers.  We have taken numerous steps across our local operations to help protect our associates and customers, accelerate productivity gains while reducing our operating expenses and capital expenditures, and increase our company’s financial flexibility.  Our team is focused on protecting the assets of the company, while not losing sight of executing our long-term strategic objectives.”

Flitman continued, “We entered this crisis in a position of strength, and I’m confident that our actions, combined with our commitment to our associates, customers and suppliers have positioned us to successfully navigate this period of uncertainty.”

1 Non-GAAP Financial Measures
This press release presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations. For a reconciliation of Adjusted EBITDA and Adjusted net income to the most comparable GAAP measures and a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see the discussion and tables included in this press release under “Reconciliation of GAAP to Non-GAAP Measures.”

First Quarter 2020 Summary of Financial Results
During the three months ended March 31, 2020, the Company generated solid net income, diluted earnings per share and Adjusted EBITDA (non-GAAP).

	Three Months Ended March 31,
(in thousands, except per share data)	2020	2019	Variance
Net sales	$920,879	$825,405	$95,474

Net income and EPS
Net income (GAAP)	$22,029	$20,350	$1,679
Diluted earnings per share (GAAP)	$0.33	$0.30	$0.03
Adjusted net income (non-GAAP)	$26,725	$25,037	$1,688
Adjusted net income per diluted share (non-GAAP)	$0.40	$0.37	$0.03

Adjusted EBITDA (non-GAAP)	$61,006	$54,400	$6,606
Adjusted EBITDA margin (non-GAAP)	6.6%	6.6%	—%

Net cash provided by operating activities	$17,066	$77,759	$(60,693)
First Quarter 2020 Financial Results Compared to Prior Year Period

•
Net sales increased 11.6% to $920.9 million primarily driven by growth from acquisitions of 6.0% , core organic growth of 5.3% and growth of 1.7% due to an extra selling day. These increases were partially offset by a 0.7% decrease due to price deflation and the impact of a closed location of 0.7%.

•
Gross profit increased 9.7% to $237.1 million. Gross profit as a percentage of sales (gross margin) was 25.8%, compared to 26.2% for the first quarter of 2019. The 40 basis point decline in gross margin was driven by a decrease in the gross margin in the lumber and lumber sheet goods and structural components product categories, which benefited from unusually high commodity price-related gross margins during the prior year period, partially offset by an increase in the percent of net sales derived from our millwork, doors and windows product category, which often generates higher gross margins relative to other products.

•
Selling, general and administrative (“SG&A”) expenses increased $17.0 million to $186.9 million. Approximately $11.2 million, or nearly 66%, of this increase was related to SG&A expenses in the Company’s recently acquired businesses, $1.4 million related to an increase in bad debt expense primarily due to the expected economic impact from the COVID-19 outbreak, and $1.3 million related to increased health care costs. The remaining increase was primarily related to employee wage inflation and other variable costs to serve higher sales volumes. SG&A expenses as a percent of net sales declined 30 basis points to 20.3%, compared to 20.6% for the first quarter of 2019.

•	Depreciation expense, including the portion reported within cost of sales, increased $2.5 million to $15.0 million, compared to $12.4 million in the first quarter of 2019.

•	Merger and integration costs decreased to $1.2 million, consisting primarily of system integration costs, compared to $2.8 million in the first quarter of 2019.

•	Amortization expense was $5.0 million compared to $4.3 million in the first quarter of 2019, primarily due to the amortization of intangible assets at recently acquired businesses.

•	Interest expense was $5.9 million compared to $6.0 million in the first quarter of 2019.

•	Other income, net, which was derived primarily from state and local tax incentives, interest income and customer service charges, was $2.9 million, unchanged from the prior year period.

•	Net income was $22.0 million, or $0.33 per diluted share for the quarter, compared to $20.4 million, or $0.30 per diluted share, in the first quarter of 2019.

•
Adjusted net income (non-GAAP) increased to $26.7 million, or $0.40 per diluted share (non-GAAP), compared to Adjusted net income of $25.0 million, or $0.37 per diluted share, in the first quarter of 2019.

•	Adjusted EBITDA (non-GAAP) was $61.0 million, up 12.1% from the first quarter of 2019.

•	Adjusted EBITDA margin (non-GAAP), defined as Adjusted EBITDA as a percentage of net sales, was 6.6%, unchanged from the prior year period.

•
Cash provided by operating activities declined $60.7 million to $17.1 million due to an increase in trade receivables and inventory associated with higher sales volume and the timing of vendor payments in the prior year period.

COVID-19 Update
Safety:
As one of our core values, we are dedicated to ensuring that the safety of BMC’s associates and families is of the utmost importance during these challenging times. Over the course of the past two months, the Company took numerous steps to protect our associates, customers and the community.  In mid-March, we created a cross-function task force that meets daily to ensure that we are responding with the development of the necessary processes, protocols, training and communications related to our response. These measures incorporated the guidelines recommended by the Center for Disease Control and Prevention (CDC) and include detailed cleaning and disinfecting processes, social distancing protocols, providing face coverings and other personal protective equipment, suspending air travel, and encouraging associates to work from home when possible.

The Company also implemented requirements for job site safety, signage at our locations and are partnering with our customers as necessary.  Additionally, the Company launched a dedicated COVID-19 resource intranet page to keep associates up-to-date on Company and health authority information, guidelines and policies.  The Company also enacted several emergency pay programs in order to maintain continuity of pay for associates who report any symptoms or are unable to report to work because of a COVID-19 disruption.

Operations:
While state, county, and other local municipalities have issued various and differing shelter in place orders, in most locations the Company’s products and services are classified as “essential” and the Company’s facilities in those jurisdictions continue to operate. In a select number of states, including Washington, Pennsylvania and portions of northern California, the Company experienced more restrictive stay-at-home orders that halted certain construction activities. However, these three jurisdictions are in the process of reopening building construction.

Liquidity and Capital Resources
Total liquidity as of March 31, 2020 was approximately $501.1 million, which included $282.8 million of cash and cash equivalents and $218.3 million of borrowing availability under the Company’s asset-backed revolving credit facility. During the quarter, the Company borrowed $144 million under its revolving credit facility as a precautionary measure. Importantly, the Company has no significant long-term debt maturities until 2024.

Capital expenditures during the first quarter of 2020, net of proceeds from the sale of property, equipment and real estate, totaled $30.2 million. These expenditures were primarily used to fund purchases of vehicles and equipment to replace aged assets and support increased sales volume and facility, technology and automation investments to support our operations.  The Company has postponed future growth-related capital projects until further notice, but will continue to invest in safety and productivity-related capital expenditures.

Stock Repurchases
During the first quarter of 2020, the Company repurchased 0.1 million shares at a weighted average price of $16.20 per share under the Company’s $75.0 million share repurchase program authorized by the Company’s board of directors. As of March 31, 2020, the Company had approximately $54.2 million of capacity remaining under the current share repurchase authorization, which expires in November 2020. The Company has temporarily suspended its share repurchase program due to the COVID-19 pandemic.

April Net Sales & Core Strategies Update
Considering the rapidly evolving COVID-19 pandemic, BMC withdrew its full-year 2020 outlook on April 6, 2020, as management anticipated that COVID-19 will have a negative impact on housing starts and the Company’s financial results over the remainder of the year.

In the final week of March and throughout April, most of the Company’s markets experienced negative impacts to net sales, ranging in severity from a deceleration relative to their first quarter growth rates to modest year-over-year declines. The Company experienced more significant year over year sales declines in Washington, Pennsylvania and portions of northern California. The Company estimates the percentage decline in core organic net sales for the month of April 2020 as compared to April 2019 was in the mid-single digits.

The Company’s core strategies remain unchanged. They include:

•	Grow Value Added Products and Segments

•	Deliver Operational Excellence with the BMC Operating System

•	Build a High Performing Culture

•	Pursue Strategic Expansion

This information reflects management’s good faith estimates based on our internal reporting and available information as of May 5, 2020. However, these estimates are inherently uncertain and subject to change, and we undertake no obligation to update this information. Actual results remain subject to the completion of our customary quarterly financial closing procedures and the preparation of the Company’s condensed consolidated financial statements and may differ materially from these estimates. See “Forward-Looking Statements” below.

Conference Call Information
BMC will host a conference call on Tuesday, May 5, 2020 at 8:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. Prior to the call, an earnings release presentation will be posted on the Company’s investor relations website ir.buildwithbmc.com in the “Events and Presentations” tab under the heading “Presentation Archive.” The conference call can be accessed by dialing 877-407-0784 (domestic) or 201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for both the live call and the replay is 13702261. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on May 12, 2020. The live webcast of the conference call can be accessed on the Company’s investor relations website at ir.buildwithbmc.com and will be available for approximately 90 days.

About BMC Stock Holdings, Inc.
With $3.6 billion in 2019 net sales, BMC is one of the nation’s leading providers of diversified building materials and solutions to new construction builders and professional remodelers in the U.S.  Headquartered in Raleigh, North Carolina, the Company's comprehensive portfolio of products and services spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management and an innovative eBusiness platform.  BMC serves 45 metropolitan areas across 18 states, principally in the South and West regions.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this document may include, without limitation, statements regarding sales growth, price changes, earnings performance, strategic direction and the demand for our products. Forward-looking statements are typically identified by words or phrases such as “may,” “might,” “predict,” “future,” “seek to,” “assume,” “goal,” “objective,” “continue,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “guidance,” “possible,” “predict,” “propose,” “potential” and “forecast,” or the negative of such terms and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, many of which are outside BMC’s control. BMC cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement; therefore, investors and shareholders should not place undue reliance on such statement. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication, and many of these risks and uncertainties are, and may continue to be, amplified by the COVID-19 pandemic.

A number of important factors could cause actual results to differ materially from those indicated by forward-looking statements. These factors include without limitation:

•	the impact of the COVID-19 pandemic on our business operations and on local, national and global economies;

•	the state of the homebuilding industry and repair and remodeling activity, the economy and the credit markets;

•	fluctuation of commodity prices and prices of our products as a result of national and international economic and other conditions;

•	the impact of potential changes in our customer or product sales mix;

•	our concentration of business in the Texas, California and Georgia markets;

•	the potential loss of significant customers or a reduction in the quantity of products they purchase;

•	seasonality and cyclicality of the building products supply and services industry;

•	competitive industry pressures and competitive pricing pressure from our customers and competitors;

•	our exposure to product liability, warranty, casualty, construction defect, contract, tort, employment and other claims and legal proceedings;

•	our ability to maintain profitability and positive cash flows;

•	our ability to retain our key employees and to attract and retain new qualified employees, while controlling our labor costs;

•	product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, and our dependence on third-party suppliers and manufacturers;

•	the implementation of our supply chain and technology initiatives;

•	the impact of long-term noncancellable leases at our facilities;

•	our ability to effectively manage inventory and working capital;

•	the credit risk from our customers;

•	our ability to identify or respond effectively to consumer needs, expectations, market conditions or trends;

•	our ability to successfully implement our growth strategy;

•	the impact of federal, state, local and other laws and regulations;

•	the impact of changes in legislation and government policy;

•	the impact of unexpected changes in our tax provisions and adoption of new tax legislation;

•	our ability to utilize our net operating loss carryforwards;

•	natural or man-made disruptions to our distribution and manufacturing facilities;

•	our exposure to environmental liabilities and subjection to environmental laws and regulation;

•	the impact of health and safety laws and regulations;

•	the impact of disruptions to our information technology systems;

•	cybersecurity risks;

•	our exposure to losses if our insurance coverage is insufficient;

•	our ability to operate on multiple Enterprise Resource Planning (“ERP”) information systems and convert multiple systems to a single system;

•	the impact of our indebtedness;

•	the impact of the various financial covenants in our secured credit agreement and senior secured notes indenture; and

•
other factors discussed or referred to in the “Risk Factors” section of BMC's most recent Annual Report on Form 10-K filed with the SEC on February 27, 2020 as supplemented in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

All such factors are difficult to predict and are beyond BMC’s control. All forward-looking statements attributable to BMC or persons acting on BMC’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and BMC undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Investor Relations Contact
BMC Stock Holdings, Inc.
Michael Neese
(919) 431-1796

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2020	2019
Net sales	$920,879	$825,405
Cost of sales	683,751	609,283
Gross profit	237,128	216,122

Selling, general and administrative expenses	186,922	169,934
Depreciation expense	11,519	9,573
Amortization expense	5,013	4,347
Merger and integration costs	1,168	2,790
	204,622	186,644
Income from operations	32,506	29,478
Other income (expense)
Interest expense	(5,932)	(6,038)
Other income, net	2,919	2,910
Income before income taxes	29,493	26,350
Income tax expense	7,464	6,000
Net income	$22,029	$20,350

Weighted average common shares outstanding
Basic	66,839	66,782
Diluted	67,643	67,282

Net income per common share
Basic	$0.33	$0.30
Diluted	$0.33	$0.30

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$282,815	$165,496
Accounts receivable, net of allowances of $9,984 and $8,318 at March 31, 2020 and December 31, 2019, respectively	351,672	325,741
Inventories	361,661	331,969
Contract assets	38,339	32,125
Income taxes receivable	10,416	7,504
Prepaid expenses and other current assets	70,499	66,818
Total current assets	1,115,402	929,653
Property and equipment, net of accumulated depreciation	360,047	345,466
Operating lease right-of-use assets	133,700	139,907
Customer relationship intangible assets, net of accumulated amortization	180,101	185,049
Other intangible assets, net of accumulated amortization	515	580
Goodwill	295,401	297,146
Other long-term assets	8,274	8,300
Total assets	$2,093,440	$1,906,101
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$226,471	$189,644
Accrued expenses and other liabilities	86,656	117,825
Contract liabilities	37,859	31,094
Interest payable	9,697	4,759
Current portion:
Long-term debt and finance lease obligations	4,660	5,577
Operating lease liabilities	26,272	26,147
Insurance reserves	18,588	16,328
Total current liabilities	410,203	391,374
Insurance reserves	43,500	43,536
Long-term debt	490,241	346,032
Long-term portion of finance lease obligations	6,228	6,959
Long-term portion of operating lease liabilities	114,436	120,832
Deferred income taxes	25,492	15,195
Other long-term liabilities	280	661
Total liabilities	1,090,380	924,589
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value, 50.0 million shares authorized, no shares issued and outstanding at March 31, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value, 300.0 million shares authorized, 68.7 million and 68.3 million shares issued, and 67.0 million and 66.8 million outstanding at March 31, 2020 and December 31, 2019, respectively	687	683
Additional paid-in capital	690,627	687,255
Retained earnings	342,219	320,190
Treasury stock, at cost, 1.7 million and 1.5 million shares at March 31, 2020 and December 31, 2019, respectively	(30,473)	(26,616)
Total stockholders' equity	1,003,060	981,512
Total liabilities and stockholders' equity	$2,093,440	$1,906,101

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended March 31,
(in thousands)	2020	2019
Cash flows from operating activities
Net income	$22,029	$20,350
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	14,982	12,445
Amortization of intangible assets	5,013	4,347
Amortization of debt issuance costs	317	421
Deferred income taxes	10,297	6,771
Non-cash stock compensation expense	3,170	2,915
Gain on sale of property, equipment and real estate	(143)	(913)
Other non-cash adjustments	—	1,778
Change in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of allowances	(26,031)	(9,463)
Inventories	(29,680)	1,499
Accounts payable	43,277	69,741
Other assets and liabilities	(26,165)	(32,132)
Net cash provided by operating activities	17,066	77,759
Cash flows from investing activities
Purchases of property, equipment and real estate	(30,509)	(15,429)
Proceeds from sale of property, equipment and real estate	349	2,343
Purchases of businesses, net of cash acquired	—	(52,012)
Net cash used in investing activities	(30,160)	(65,098)
Cash flows from financing activities
Proceeds from revolving credit facility	144,000	110,987
Repayments of proceeds from revolving credit facility	—	(110,987)
Repurchases of common stock under share repurchase program	(1,416)	(15,219)
Payments on finance lease obligations	(1,628)	(1,708)
Other financing activities, net	(10,543)	(4,875)
Net cash provided by (used in) financing activities	130,413	(21,802)
Net increase (decrease) in cash and cash equivalents	117,319	(9,141)
Cash and cash equivalents
Beginning of period	165,496	150,723
End of period	$282,815	$141,582

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Net Sales by Product Category
(unaudited)

	Three Months Ended March 31, 2020		Three Months Ended March 31, 2019			Core Organic Growth (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Millwork, doors & windows	$295,669	32.1%	$239,922	29.1%	23.2%	10.0%
Structural components	160,344	17.4%	141,276	17.1%	13.5%	10.9%
Lumber & lumber sheet goods	259,139	28.1%	241,959	29.3%	7.1%	5.1%
Other building products & services	205,727	22.4%	202,248	24.5%	1.7%	(4.1)%
Total net sales	$920,879	100.0%	$825,405	100.0%	11.6%	5.3%

Net Sales by Customer Type
(unaudited)

	Three Months Ended March 31, 2020		Three Months Ended March 31, 2019			Core Organic Growth (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Single-family homebuilders	$674,771	73.3%	$628,718	76.2%	7.3%	2.0%
Remodeling contractors	104,669	11.4%	88,208	10.7%	18.7%	11.3%
Multi-family, commercial & other contractors	141,439	15.3%	108,479	13.1%	30.4%	19.1%
Total net sales	$920,879	100.0%	$825,405	100.0%	11.6%	5.3%
(a) Core Organic Growth is calculated as the total change in net sales excluding the estimated impact of changes in commodity-related prices, the net sales of non-comparable acquired or closed operations and changes in selling days, as applicable.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are intended as supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. The Company believes that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

•
Adjusted EBITDA is defined as net income plus interest expense (income), income tax expense, depreciation and amortization, merger and integration costs, non-cash stock compensation expense, acquisition costs and other items.

•	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales.

•	Adjusted net income is defined as net income plus merger and integration costs, non-cash stock compensation expense, acquisition costs, other items and after tax effecting those items.

•	Adjusted net income per diluted share is defined as Adjusted net income divided by diluted weighted average shares.
Company management uses Adjusted EBITDA and Adjusted net income for trend analysis, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is used in monthly financial reports prepared for management and the board of directors. The Company believes that the use of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provides additional tools for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, the Company’s calculation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect changes in, or cash requirements for, working capital needs; (ii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect interest expense, or the requirements necessary to service interest or principal payments on debt; (iii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect income tax expenses or the cash requirements to pay taxes; (iv) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect any cash requirements for such replacements and (vi) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, management presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share in conjunction with GAAP results. Readers should review the reconciliations of net income to Adjusted EBITDA and Adjusted net income below, and should not rely on any single financial measure to evaluate the Company’s business.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net income to Adjusted EBITDA and Adjusted net income.

	Three Months Ended March 31,
(in thousands, except per share amounts)	2020	2019
Net income	$22,029	$20,350
Interest expense	5,932	6,038
Interest income	(583)	(941)
Income tax expense	7,464	6,000
Depreciation and amortization	19,995	16,792
Merger and integration costs	1,168	2,790
Non-cash stock compensation expense	3,170	2,915
Acquisition costs	1,831	580
Other items (a)	—	(124)
Adjusted EBITDA	$61,006	$54,400
Adjusted EBITDA margin	6.6%	6.6%

Net income	$22,029	$20,350
Merger and integration costs	1,168	2,790
Non-cash stock compensation expense	3,170	2,915
Acquisition costs	1,831	580
Other items (a)	—	(124)
Tax effect of adjustments to net income (b)	(1,473)	(1,474)
Adjusted net income	$26,725	$25,037

Diluted weighted average shares	67,643	67,282
Adjusted net income per diluted share	$0.40	$0.37
(a) Represents the effect of the settlement of pending litigation for an amount below what was previously accrued.
(b) The tax effect of adjustments to net income was based on the respective transactions’ income tax rate, which was 23.9% for the three months ended March 31, 2020 and 2019.